Exhibit 99.1

DESCRIPTION OF COMMON STOCK

CytoDyn Inc., a Colorado corporation (the “Company”), is authorized to issue up to 105,000,000 shares of capital stock, including 100,000,000 shares of Common Stock without par value and 5,000,000 shares of Preferred Stock without par value.

Common Stock

Each outstanding share of Common Stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Subject to preferences which may be applicable to any outstanding shares of Preferred Stock from time to time, holders of Common Stock have equal ratable rights to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of Preferred Stock. All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock do not have preemptive rights.

The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of any outstanding shares of Preferred Stock.

Preferred Stock

The Board of Directors of the Company is authorized to issue up to 5,000,000 shares of non-voting Preferred Stock without par value, in one or more series, without shareholder approval. The Board of Directors is authorized to determine, with respect to each such series: (i) the rate of dividends payable thereon; (ii) the price, terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption of shares; (vi) the terms and conditions on which shares may be converted, if any; and (vii) voting powers.

Each share of each series of Preferred Stock will be identical in all respects with all other shares of the same series. Preferred Stock does not have preemptive rights.

The Board of Directors previously established a series of Preferred Stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), comprising 400,000 shares of Preferred Stock. Subject to superior rights of any other outstanding Preferred Stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the Common Stock, annual cumulative dividends equal to $0.25 per share per annum from the date of issuance, which shall accrue, whether or not declared. At the time shares of Series B Preferred Stock are converted into shares of Common Stock, accrued and unpaid dividends will be paid in cash or with shares of Common Stock. In the event that the Company elects to pay dividends with shares of Common Stock, the shares issued will be valued at $0.50 per share. Series B Preferred Stock does not have any voting rights. In the event of liquidation of the Company, each share of Series B Preferred Stock is entitled to receive, in preference to the Common Stock, a liquidation payment equal to $5.00 per share plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets of the Company legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into ten fully paid shares of Common Stock at the option of a holder as long as the Company has sufficient authorized and unissued shares of Common Stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization.

Article and Bylaw Provisions with Possible Anti-Takeover Effects

As described above, the Board of Directors is authorized to designate and issue shares of Preferred Stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire the Company.

Special meetings of the shareholders may be called by the president or the Board of Directors and shall be called by the president at the request of holders of 10% or more of the outstanding shares entitled to vote at the meeting.

The shareholders may, at a special shareholders meeting called for the purpose of removing directors, remove the entire Board of Directors or any lesser number, with or without cause, by a majority vote of the shares entitled to vote at an election of directors; provided that, if fewer than all the directors are to be removed, no single director may be removed if the votes cast against his removal would be sufficient to elect him in an election of the entire Board of Directors to which cumulative voting applied.